                                                                     Exhibit 3.9

                          CERTIFICATE OF INCORPORATION

                                       OF

                           TRAVELCENTERS REALTY, INC.


FIRST:            The name of the corporation is TravelCenters Realty, Inc.

SECOND: The corporation's registered office in the State of Delaware is located at Suite 200, 103 Foulk Road, County of New Castle, Wilmington, Delaware, 19803. The registered agent at that address is Entity Services Group, LLC.

THIRD: The purpose of the corporation is to engage in any lawful act or activity in which a corporation organized under the General Corporation Law of Delaware may engage; provided, however, that the Corporation shall engage in no activity other than to hold an interest in real estate.

FOURTH: The corporation shall have the authority to issue One Thousand (1,000) shares of Common Stock, having a par value of One Cent ($.01) per share.

FIFTH: The name and mailing address of the incorporator is Andrew Panaccione, Suite 200, 103 Foulk Road, County of New Castle, Wilmington, Delaware 19803.

SIXTH: No Director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a Director, provided that this provision shall not eliminate or limit the liability of a Director (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of Delaware (relating to unlawful dividends, stock purchases and redemptions); or (iv) for any transaction from which the Director derived an improper personal benefit.

SEVENTH: Each Director, officer, employee and agent of the corporation shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of Delaware, as currently in effect or as hereafter enacted.

EIGHTH: The business and affairs of the corporation shall be managed by and under the direction of the Board of Directors, the number of members of which shall be as set forth in the Bylaws of the corporation. Unless required by the Bylaws of the corporation, the Directors need not be elected by ballot.

NINTH: The books and records of the corporation physically shall be maintained in the State of Delaware.

TENTH: The Board of Directors is authorized and empowered to make, alter, amend and rescind any provision of the Bylaws of the corporation in the manner now or hereafter provided under the General Corporation Law of Delaware; but any provision of the Bylaws made by the Board of Directors may be altered or repealed, and new Bylaws made by the stockholders of the corporation.

ELEVENTH:         The corporation reserves the right to amend and repeal any provision of this Certificate of Incorporation in the manner now or hereafter provided under the General Corporation Law of Delaware.

                  The undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true under penalties of perjury, and accordingly I have hereunto set my hand this 7th day of November, 2000.



                                            /s/ Andrew Panaccione
                                            ------------------------------------
                                            Andrew Panaccione